Exhibit 10.3

CBRL GROUP, INC.
CORPORATE POLICY
SUBJECT: SEVERANCE BENEFITS POLICY	ORIGINATING DEPARTMENT: HUMAN RESOURCES	NUMBER CBRLSEV-1
INITIATED BY: BOARD OF DIRECTORS APPROVED BY: BOARD OF DIRECTORS	DATE ISSUED: July 27, 2006	SUPERSEDES: N/A

I.    PURPOSE/POLICY

It is the policy of CBRL Group, Inc. to provide severance benefits to Employees in certain circumstances which result in involuntary termination from Company employment. Severance benefits are intended to provide loss of income protection and to assist in bridging financial gaps while a terminated Employee seeks other employment. The base severance benefits provided to eligible Employees under the terms of this policy are determined by job classification and length of Company service. All severance benefits provided under the terms of this policy are “self-funded” and paid from the general assets of CBRL Group, Inc.

This policy supersedes and replaces any prior severance benefit policy, program, or practice, written or oral, established or issued by CBRL Group, Inc. or any of its affiliates.

II.   EMPLOYEES COVERED BY THE POLICY

A.
All full time Employees ( 20 hours or more per week) of CBRL Group, Inc. or any of its affiliated entities (collectively, the “Company”) who are involuntarily terminated from Company employment are eligible to receive severance benefits under this policy, except:

1.
Employees who are involuntarily terminated for “misconduct” or “cause” for reasons including but not limited to: violation of law or Company policy; mistreatment of Company Employees, customers or vendors; documented unsatisfactory job performance; or failure to satisfy the objectives of a written performance improvement plan all as determined in the sole discretion of the Company;

2.	Employees separated from Company service by occupational or non-occupational sickness or injury;

3.
Employees hired by the Company under the terms of a written letter of agreement or employment contract that sets forth severance pay provisions which, in total monetary value, are equal to or greater than the provisions of this policy;

4.	Employees who are covered under in the Special Severance Events conditions of Section V. B. of this policy; and

5.	Employees temporarily separated from Company service due to fire, storm damage, act(s) of God, or a temporary reduction-in-force of sixty (60) days or less (within any 12 month lookback period).

B.
Employees who voluntarily resign from Company employment for any reason, including retirement, are not eligible to receive severance benefits under this policy. An employee who declines to accept a Company requested employment transfer with relocation assistance and equivalent base pay and benefits (regardless of distance from current work location) shall be considered to have voluntarily resigned from Company employment and no severance benefits will be paid to any such employee under this policy or otherwise.

location) shall be considered to have voluntarily resigned from Company employment and no severance benefits will be paid to any such employee under this policy or otherwise.

III.       RESPONSIBILITY FOR ADMINISTRATION

The Senior Vice President/Human Resources is responsible for administration of this policy and is named as Plan Administrator. Questions concerning the application or interpretation of this policy should be directed to the Plan Administrator at the following mailing address:

Corporate Secretary
CBRL Group, Inc.
305 Hartman Drive
Lebanon, TN 37087

The Plan Administrator has the discretionary authority to interpret the terms of this policy and to determine all relevant policy issues or controversies.

IV.       SEVERANCE BENEFITS

A.	Base Severance Benefits - The following table reflects severance benefits payable to eligible Employees subject to all other terms and conditions of this policy.

Position	Severance Benefit

Senior Corporate Officers[1]	12 months base salary; one additional week of severance for each year of service in excess of 15 years

All Other Officers	6 months base salary; additional period of up to 6 months at discretion of CEO

Directors	2 weeks of base salary for each year of service; 13 weeks minimum; up to a maximum of 26 weeks; one additional week of severance for each year of service in excess of 15 years

Other Exempt employees
1 week of base pay for each year of service if termination occurs in first three years of service; thereafter, 2 weeks of base pay for each year of service; 2 weeks minimum; up to a maximum of 13 weeks

Non-exempt employees	1 week of base pay for each year of service; 2 weeks minimum; up to a maximum of 8 weeks

“Year of service” means twelve (12) consecutive months on continuous full time employment (20 hours or more per week) with the Company. Breaks in service of more than 90 days are not recognized as continuous employment under this policy.

B.
Effect on Other Benefits - The terms of other plans (e.g., bonus, vacation, insurance, incentive and stock options and awards) will govern the terminated Employee’s rights to benefits, if any, under those plans.

_______________________
1  Officer covered by a “Gold” level Change in Control Agreement (CEO, COO, CFO, SVP, DVP and General Counsel

V.     SPECIAL SEVERANCE EVENTS

A.
Except as provided in subsection B., below, severance benefits available under Section IV. of this policy will be paid to eligible Employees whose jobs are eliminated due to any one of the following events:

1.	All other eligible Employees: any reduction-in-force authorized by a corporate officer; or

2.	Sale, divestiture, liquidation, permanent shut-down, or closing of any CBRL Group, Inc. affiliated or wholly owned company, division, business unit, restaurant, or group of restaurants.

B.	No severance benefits will be paid under subsection A., above, to any Employee who is offered employment by the Company, or by a new owner, where the new position:

1.	has a base salary which is at least 90% of the base salary of the prior position;

2.
does not require relocation more than sixty (60) miles one-way from the prior job location or, if over sixty (60) miles, relocation benefits are offered for the new position under the Company’s Relocation Policy; and

3.	the Employee is capable of satisfactorily performing the new job (all as determined by the Plan Administrator).

If the new or offered position fails any one of the three (3) criteria in subsection B., above, and an Employee, nonetheless, elects to accept the new job either prior to or within thirty (30) days after a Special Severance Event, then no severance benefits will be paid under this policy.

VI.    SEVERANCE RULES/CONDITIONS

A.
In consideration of severance benefits payable under this policy each Employee must agree, in writing, on forms prescribed by the Company, to the following conditions prior to release of any severance payment(s):

1.	Strict non-disclosure of Company marketing, financial, strategic planning, proprietary, or other information which is not generally known to the public;

2.
Return to CBRL Group, Inc. of all Company property in good condition and repair (normal wear and tear excepted) including but not limited to keys, security cards, credit cards, furniture, equipment, automobiles, computer hardware and software, telephone equipment, and all documents, manuals, plans, equipment, training materials, business papers, personnel files, computer diskettes or copies of the same relating to Company business which are in the Employee’s possession;

3.	An unconditional release from all charges, complaints and claims, including attorney fees, based on employment with the Company, or the termination of that employment;

4.
Certain officers, as determined in the discretion of the; Company’s General Counsel, will be asked to sign a non-competition and non-solicitation agreement in consideration of severance payments and in addition to any other agreement or release required under the terms of this policy.

5.	Resignation from job position and membership in any Company board, committee, or task force.

B.
Severance benefits payable under this policy generally will be made per the Company’s standard pay period (bi-monthly) less deduction(s) for applicable federal, state, or local income, withholding, or other taxes. Severance payments will begin within thirty (30) days from the later of:

1.	the date of termination;

2.	the execution of any required severance agreement(s); or

3.	the surrender of items listed in Section A. 2. above, if any.

Any financial obligation(s) owed to the Company by an Employee will be offset from severance payment(s) made under this policy. If the severance benefits due an Employee under this policy do not cover the total financial obligation(s) owed to the Company, the Employee will be billed for the additional amount. All severance, employee benefits, or other settlement costs will be charged to the separated Employee’s current department.

C.
All employee benefits and benefit accruals will cease as of the Employee’s final date of active employment. However, medical insurance benefits may be continued to the extent required by federal law. Terminated Employees will have other benefit conversion or withdrawal rights which may arise under any CBRL Group, Inc. sponsored retirement or welfare benefit plan as a result of separation from Company service. Any credited or unused earned vacation pay due under the CBRL Group, Inc. vacation policy will be settled within twenty-one (21) days from termination of employment, unless otherwise required under state law, along with any settlement of reimbursable expenses under the terms of the CBRL Group, Inc. expense reimbursement, travel and/or entertainment policies.

D.
The CEO has discretionary authority to offer a consulting agreement to senior and other officers (which shall not extend the severance period but may allow the employee continued participation in certain benefits and benefit plans of the Company for a period not to exceed 12 months (in the case of senior officers) and 6 months (in the case of other officers). The CEO also has discretionary authority to offer outplacement services to senior and other officers (for a period not to exceed 12 months) and to directors and exempt employees (for a period not to exceed 6 months upon such terms and conditions as the CEO may impose. In appropriate circumstances, the CEO may also grant severance benefits in amounts not to exceed 12 weeks base pay to any Company Employee who is not otherwise eligible to receive severance benefits under this policy. In consideration for any additional severance benefits granted under this paragraph D., the CEO may require an employee to pledge his or her best efforts toward securing alternative employment.  No discretionary payment made under the terms of this subsection shall be considered as establishing a precedent or right to benefits by any other Employee whether or not similarly situated to the recipient Employee.

E.
Any Employee who receives severance benefits under this policy who is rehired within the time frame for which severance benefits are payable under Section IV. shall, as a condition of re-employment, be subject to pro-rata re-payment of severance benefits under rules to be determined and consistently applied by the Plan Administrator.

F.
Any employee who receives severance benefits under this policy and is later rehired shall not have his or her prior Company service recognized or bridged if the severance period or time away from Company employment is in excess of ninety (90) days.

VII.   APPEAL PROCEDURE

A.
In the event an Employee claims entitlement to severance pay under this policy or disputes the amount or method of payment, the Employee must present the reason for the claim in writing to the Plan Administrator within ninety (90) days from the date of the event giving rise to any such claim or dispute. The Plan Administrator will, within sixty (60) days thereafter, send a written notification to the Employee as to the disposition of the claim. If the claim is wholly or partially denied, the written notification will:

1.	state the reason(s) for the denial;

2.	reference specific policy provisions on which the denial is based;

3.	provide a description of any additional information necessary to perfect the claim and explanation of why such information is necessary; and

4.	set forth the procedure by which the Employee may appeal the denial of the claim.

B.
If an Employee wishes to appeal the denial of a claim, then the Employee may request a review of such denial by making written application to the Plan Administrator within sixty (60) days after such denial. The Employee (or a duly authorized legal representative) may, upon written request to the Plan Administrator, review any document(s) pertinent to the Employee’s claim, and submit in writing issues and comments in support of Employee’s position. Within sixty (60) days after receipt of a written appeal, the Plan Administrator will notify the Employee of the final decision. The final decision will be in writing and will include specific reasons for the decision, written in a manner calculated to be understood by the claimant, together with specific references to the pertinent policy provisions on which the decision is based. This decision will be final and binding on all parties.

VIII.       ERISA DISCLOSURES

This policy statement constitutes both the “Plan Document” and “Summary Plan Description” for the CBRL Group, Inc. Severance Benefit Plan. It supersedes all prior severance pay plans, policies, or programs, written or oral, issued by CBRL Group, Inc. or any of its affiliates. This plan is sponsored by CBRL Group, Inc. and covers eligible Employees of CBRL Group, Inc. and its affiliated companies (the “Company”). The plan operates on a calendar year basis. The Company is the Plan Sponsor and the Plan Administrator.

The Plan Number is: ____
The Plan Sponsor’s Tax Identification Number Is: 62-1749513
The Plan Sponsor’s Mailing Address Is:       CBRL Group, Inc.
305 Hartman Drive
Lebanon, TN 37087

The Company reserves the right in its sole discretion to amend, modify, or terminate this policy, in whole or in part, at any time, including retroactively, through issuance of a new or revised policy document, amendment, or other appropriate Company action.

The Plan Administrator has the exclusive authority to construe and interpret the terms of the Plan and to make all decisions on benefit claims

Service of process may be made on the Plan Administrator or on the Company’s Legal Department at the Plan Sponsor’s address.

STATEMENT OF ERISA RIGHTS

As a participant in the CBRL Group, Inc. Severance Benefit Policy (“plan”) you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (“ERISA”). ERISA provides that all plan participants shall be entitled to:

Receive Information About Your Plan and Benefits

Examine, without charge, at the plan administrator’s office and at other specified locations, such as work sites, all plan documents, including, copies of the latest annual report (Form 5500 Series), if any, filed by the plan with the U.S. Department of Labor, and available at the Public Disclosure Room of the Pension and Welfare Benefits Administration.

Obtain, upon written request to the plan administrator, copies of all plan documents governing the operations of the plan including copies of the latest annual report (Form 5500 Series), if any and updated summary plan description. The plan administrator may make a reasonable charge for the copies.

Receive a summary of the plan’s annual financial report. The plan administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Action by Plan Fiduciaries

In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called ‘fiduciaries’ of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a welfare benefit is denied in whole or in part you must receive a written explanation of the reason for the denial. You have the right to have the plan review and reconsider your claim. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that plan fiduciaries misuse the plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a state or federal court. The court will decide who should pay court costs and legal feels. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about the plan you should contact the plan administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the plan administrator you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W. Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Administration.